Exhibit 2.2.1
FORM OF
AMENDMENT TO VOTING AGREEMENT
     This Voting Agreement Amendment (“Voting Agreement Amendment”) is entered into as of November ___, 2008, by and between Brocade Communications Systems, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of Foundry Networks, Inc., a Delaware corporation (the “Company”).
Recitals
     A. Stockholder Owns certain securities of the Company.
     B. Parent, Falcon Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger dated as of July 21, 2008 (the “Merger Agreement”) which provided (subject to the conditions set forth therein) for the merger of Merger Sub into the Company.
     C. In connection with the execution and delivery of the Merger Agreement, Parent and Stockholder entered into a Voting Agreement (the “Voting Agreement”) and Stockholder executed and delivered in favor of Parent an Irrevocable Proxy in the form attached to the Voting Agreement as Exhibit A (the “Proxy”).
     D. Parent, Merger Sub and the Company are entering into a document entitled “Amendment No. 1 to Agreement and Plan of Merger” of even date herewith (the “Merger Agreement Amendment”), which amends the Merger Agreement in certain respects, including by, among other things, decreasing the amount of the Merger Consideration (as defined in the Merger Agreement) payable thereunder.
     E. Pursuant to the terms of the Voting Agreement, the decrease in the Merger Consideration effected by the Merger Agreement Amendment would result in the occurrence of the “Termination Date” under the Voting Agreement unless Parent and Stockholder enter into an amendment to the Voting Agreement that extends the Termination Date to a later date. Parent and Stockholder desire to amend the Voting Agreement to provide that the Termination Date shall not occur by reason of the reduction in the Merger Consideration effected by the Merger Agreement Amendment.
     F. Stockholder is entering into this Voting Agreement Amendment in order to induce Parent to enter into the Merger Agreement Amendment.
Agreement
          The parties to this Voting Agreement Amendment, intending to be legally bound, agree as follows:
     Section 1. Definitions
          1.1 Definitions. Each capitalized term used but not defined in this Voting Agreement Amendment shall have the meaning assigned to such term in the Voting Agreement.

     Section 2. Amendment to Voting Agreement
          2.1 No Termination Date. Stockholder hereby agrees and acknowledges that notwithstanding anything to the contrary in the Voting Agreement, the Termination Date shall not be deemed to have occurred by reason of either (a) the entering into of the Merger Agreement Amendment or (b) any of the terms of the Merger Agreement Amendment, including the reduction in the Merger Consideration effected thereby.
          2.2 Amendment to Section 1(e) of the Voting Agreement. The definition of “Termination Date” in Section 1(e) of the Voting Agreement shall be deleted and replaced in its entirety with the following:
     “(e) Termination Date” shall mean the earliest of (i) the date upon which the Merger Agreement is validly terminated in accordance with its terms, (ii) the Effective Time, (iii) the date upon which the parties hereto agree in writing to terminate this Agreement; or (iv) any amendment to the Merger Agreement that results in a decrease in the “Merger Consideration” as set forth in the Merger Agreement below $16.50 per share of Company Common Stock; provided, however, that if at or prior to the time the Termination Date would otherwise occur, Parent and Stockholder enter into any amendment or extension of this Agreement that extends the Termination Date to a later date, the “Termination Date” shall not be deemed to have occurred until the date designated as the Termination Date in such amendment or extension.”
          2.3 Proxy Remains in Effect. Stockholder hereby agrees and acknowledges that the Proxy shall remain in full force and effect notwithstanding (and following) the execution and delivery of this Voting Agreement Amendment.
     Section 3. Miscellaneous
          3.1 No Further Amendment. Except as otherwise expressly provided in this Voting Agreement Amendment, all of the terms and conditions of the Voting Agreement remain unchanged and continue in full force and effect.
          3.2 Effect of Amendment. This Voting Agreement Amendment shall form a part of the Voting Agreement for all purposes, and each party hereto and thereto shall be bound hereby. This Voting Agreement Amendment shall be deemed to be in full force and effect from and after the execution of this Voting Agreement Amendment by the parties hereto.
          3.3 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Chancery Court of the State of Delaware. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY
          3.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Voting Agreement Amendment, the Voting Agreement (as amended by this Voting

2.

Agreement Amendment), the Proxy and any other documents referred to herein or delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto and are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. No addition to or modification of any provision of the Voting Agreement (as amended by this Voting Agreement Amendment) shall be binding upon either party unless made in writing and signed by both parties. This Voting Agreement Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Voting Agreement Amendment.
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3.

     In Witness Whereof, Parent and Stockholder have caused this Voting Agreement Amendment to be executed as of the date first written above.

Brocade Communications Systems, Inc.

By

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Stockholder

Signature

Printed Name

Voting Agreement Amendment Signature Page